Exhibit 10(v)

WARRANTY AGREEMENT

THIS AGREEMENT is dated for reference July 27, 2009,

AMONG:

P.T. GROUP LTD., a corporation incorporated pursuant to the laws of the British Virgin Islands registered under BVI Company Number 1057655 having an address of PO Box 0830-01906 Calle B Marbella, Edificio Sol Marina 11B, Panama City, Panama (Attention: Ana Luisa de Reichert) and an e-mail address of james@pantrust.com.pa and a facsímile number of +507 269 0661;

     (the “Licensor”)

AND:

     SIMPLE TECH INC., a company incorporated pursuant to the laws of the State of Nevada, with an address of 5348 Vegas Dr., Las Vegas, NV 89108 (Attention: Robert Miller) having an e-mail address of dulcinizmir1@yahoo.com and a facsimile number of 786 347 7706;

     and

SONNEN CORPORATION, a company incorporated pursuant to the laws of the State of Nevada, with an address of 2829 Bird Avenue, Suite 12, Miami, Florida 33133 as a wholly owned subsidiary of Simple Tech Inc.;

     (together the “Licensee”)

AND:

     PAUL LEONARD, Project Manager of the Licensor, 118 West Franklin, Wheaton, IL 60187 having an e-mail address of paul.r.leonard@gmail.com and a facsimile number of 630 756 0166.

(the “Project Manager”)

WHEREAS:

A.     The Licensor and the Licensee have entered into a Licensing Agreement dated for reference July 27, 2009 (the “Licensing Agreement”) whereby the Licensee was granted a license to use certain intellectual property known as the “PTG Technology”; and

B.     As an inducement for the Licensee entering into the Licensing Agreement the Project Manager has agreed to give certain warranties and representations as set out below.

THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants in this agreement and for other consideration, the parties agree as follows:

1.     Unless expressly defined herein, the capitalized terms in this Agreement shall have the meaning ascribed to them in the Licensing Agreement.

Leonard - Sonnen Warranty Agreement

Exhibit 10(v)

2.     The Project Manager and the Licensor represents and warrants to the Licensee that:

(a)

The Licensor is the sole owner of the Intellectual Property, that such Intellectual Property does not infringe on the Intellectual Property of any other person and at the Licensee's expense, the Licensor and the Project Manager will cooperate with Licensee to take all reasonable steps to secure and protect the Intellectual Property and the Technology, including without limitation the defense of any claims against in relation to the Intellectual Property and the Technology;

(b)

To the knowledge of the Project Manager and the Licensor, there are no claims of any nature or description related to the Intellectual Property and all registrations with respect to the Intellectual Property are in good standing and are valid and enforceable;

(c)	The Project Manager and the Licensor shall use their best efforts to obtain all required patent and industrial design protection for the Intellectual Property not previously obtained;

(d)

The Licensor shall agree to maintain its intellectual property rights in the Technology free and clear of all liens and encumbrances and that no lien, encumbrance, mortgage or debt instrument of any kind, nature or description shall be incurred without the prior written consent of the Licensee ;

(e)

To the extent it shall not adversely affect the attorney-client relationship, the Licensor shall ensure that any retention arrangement with any patent agent shall provide that the Licensee shall at all times be copied on any correspondence with any patent office and that the Licensee shall have free and unfettered access to the working files of such patent agent and may make such enquiries with the patent agent as is necessary for the maintenance of its continuous disclosure record with its shareholders and the making of any decision by the Licensee for any payments hereunder; and

(f)

The Licensor has the right to grant the License pursuant to the terms of the Licensing Agreement and that entering into the Licensing Agreement does not violate any rights or existing obligations between the Licensor or the Project Manager and any other entity.

3.      Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

4.     The representations, warranties and covenants in this Agreement will survive any closing or advance of funds and, notwithstanding such closing or advances, will continue in full force and effect.

5.     Any notice required or permitted to be given or delivery required to be made to any party may be effectively given or delivered if it is delivered personally or by telecopy at the addresses or telephone numbers set out above or to such other address or telephone number as the party entitled to or receiving such notice may notify the other party as provided for herein. Delivery shall be deemed to have been received:

Leonard - Sonnen Warranty Agreement

Exhibit 10(v)

  (a)     the same day if given by personal service or if transmitted by fax; and

     (b)     the fifth business day next following the day of posting if sent by regular post.

6.     This Agreement will be governed by and be construed in accordance with the laws of British Columbia.

7.     All matters in difference between the parties in relation to this Agreement shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by each party and a third to be chosen by the first two named before they enter upon the business of arbitration. The award and determination of the arbitrator or arbitrators or any two of the three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns.

8.     This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Agreement may not be assigned without the prior written consent of the other party.

9.     No modification or amendment to this Agreement may be made unless agreed to by the parties thereto in writing.

10.     In the event any provision of this Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.

11.     Time is of the essence.

12.     This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the following parties have executed this Agreement:

        P.T. GROUP LTD. (BVI #1057655)         SONNEN CORPORATION

/s/ James Wigley                                           /s/ Robert Miller

Per: James Wigley, Director                          Per: Robert Miller, Director

       SIMPLE TECH INC.                                 PAUL R. LEONARD
       /s/ Robert Miller                                            /s/ Paul R. Leonard

Per: Robert Miller, Director

Leonard - Sonnen Warranty Agreement